Exhibit 99.2

NASDAQ: NSIT, DTLK

Insight Enterprises to Acquire Datalink

TEMPE, Ariz. and Eden Prairie, Minn., November 7, 2016 — Insight Enterprises (Nasdaq:NSIT), an Intelligent Technology Solutions™ provider (“Insight” or “the Company”), and Datalink Corporation (Nasdaq:DTLK), a leading provider of IT services and enterprise data center solutions (“Datalink”), have entered into a definitive merger agreement under which Insight will acquire Datalink for $11.25 per share in cash, representing a 19% premium to Datalink’s closing share price on November 4, 2016. The transaction implies an equity purchase price of approximately $258 million and an enterprise value of approximately $196 million (net of cash and debt acquired).

Datalink is a premier provider of IT services and solutions headquartered near Minneapolis, Minn., with offices in 35 locations in the United States and approximately 570 teammates. Datalink delivers value to Fortune 1000 and public sector clients by providing complete IT solutions that include hardware, software and services to create business impact for their clients.

Insight expects to achieve approximately $20 million in run-rate cost savings within two years after closing, primarily related to corporate efficiencies, duplicative functions and IT system integration. The transaction is expected to be accretive to 2017 adjusted earnings per share (excluding transaction and integration expenses).

“The data center is at the core of our clients’ strategic investments. With the increasing number of options from converged to hyper-converged solutions as well as hybrid cloud options, the landscape has become more complex and clients are looking for help as they evaluate alternatives. The acquisition of Datalink is a significant step in strengthening the foundation of our data center practice as we add the expertise and depth of the Datalink team to our portfolio. We are excited about the combination and look forward to welcoming the Datalink team to our organization.” said Ken Lamneck, CEO of Insight.

“The strength of Datalink’s world-class data center capabilities combined with Insight’s scale and breadth of offerings will bolster our ability to deliver solutions for complex business problems across an expanded footprint of clients. This combination gives our team significant new opportunities to help more organizations elevate and transform their IT,” said Shawn O’Grady, Chief Operating Officer of Datalink.

The combination of the two organizations brings a full complement of end-to-end technology solutions in supply chain, application and data center architecture, implementation and managed solutions. “Our clients, partners and teammates will experience exciting opportunities for growth and development as a result of this acquisition,” said Steve Dodenhoff, president of Insight’s US business.

“Our decision to join forces with Insight is based on our shared commitment to deliver best in class technology, operations and services to meet our clients’ need for IT transformation. Our enterprise solutions platform, sophisticated offerings, talented professionals and our client base will bring a rich dimension to the Insight organization,” said Paul Lidsky, CEO of Datalink.

Terms and Financing

The transaction is subject to certain closing conditions, including regulatory approvals and approval of Datalink’s shareholders, and is expected to close in the first quarter of 2017.

Insight intends to finance the transaction through a combination of cash on hand and borrowings under its existing revolving credit facilities.

Advisors

J.P. Morgan Securities LLC is acting as financial advisor to Insight. Insight’s legal advisor is Sullivan & Cromwell LLP.

Raymond James & Associates is acting as financial advisor and Faegre Baker Daniels LLP is acting as legal advisor to Datalink.

Conference Call

Insight will host a conference call and webcast today, November 7, at 8:30 a.m. ET to discuss the transaction.

The live conference call is available by dialing (877) 402-8904 from the U.S. or (678) 809-1029 from outside the U.S. and entering conference code 3625042. Supporting materials, as well as a link to an audio webcast of the conference call, will be available at http://nsit.client.shareholder.com/index.cfm.

A replay of the conference call will be available for a limited time beginning approximately one hour after completion of the conference call and can be accessed via the Insight website at http://nsit.client.shareholder.com/index.cfm.

Forward Looking Statements

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this communication may constitute “forward-looking statements.” Forward-looking statements can usually be identified by the use of words such as “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “opinion,” “plan,” “possible,” “potential,” “project,” “should,” “will” and other expressions which indicate future events or trends.

These forward-looking statements are based upon certain expectations and assumptions and are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including the following: Datalink’s shareholders may not approve the transaction; conditions to the closing of the transaction, including receipt of required regulatory approvals, may not be satisfied; the transaction may involve unexpected costs, liabilities or delays; the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected time frames or at all and to successfully integrate Datalink’s operations into those of Insight; such integration may be more difficult, time consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; uncertainties surrounding the transaction; the outcome of any legal proceedings related to the transaction; Datalink and/or Insight may be adversely affected by other economic, business, and/or competitive factors; risks that the pending transaction disrupts current plans and operations; the retention of key employees of Datalink; other risks to consummation of the transaction, including circumstances that could give rise to the termination of the merger agreement and the risk that the transaction will not be consummated within the expected time period or at all; and the other risks described from time to time in Datalink’s and Insight’s reports filed with the Securities and Exchange Commission (the “SEC”) under the heading “Risk Factors,” including each company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, subsequent Quarterly Reports on Form 10-Q and in other of Datalink’s and Insight’s filings with the SEC.

All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which such statements were made. Except as required by applicable law, neither Insight nor Datalink undertakes any obligation to update forward-looking statements to reflect events or circumstances arising after such date.

Additional Information and Where to Find It

In connection with the transaction, Datalink intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, Datalink will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the transaction. Datalink shareholders are urged to carefully read these materials (and any amendments or supplements) and any other relevant documents that Datalink files with the SEC when they become available because they will contain important information. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by Datalink with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov), at Datalink’s investor website (http://www.datalink.com/Investor-Information), or by writing or calling Datalink at Datalink Corporation, 10050 Crosstown Circle, Suite 500, Eden Prairie, Minnesota 55344 or by (952) 944-3462.

Participants in the Solicitation

Datalink and its directors and executive officers, and Insight and its directors and officers, may be deemed to be participants in the solicitation of proxies from Datalink’s stockholders with respect to the transaction. Information about Datalink’s directors and executive officers and their ownership of Datalink’s common stock is set forth in Datalink’s proxy statement on Schedule 14A filed with the SEC on April 15, 2016. To the extent that holdings of Datalink’s securities have changed since the amounts printed in Datalink’s proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the identity of the participants in the proxy solicitation, and their direct or indirect interests in the transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the transaction. Information about the directors and executive officers of Insight is set forth in the proxy statement for Insight’s 2016 Annual Meeting of Stockholders, which was filed with the SEC on April 5, 2016.

About Datalink

Datalink is a complete IT services and solutions provider that helps companies transform their technology, operations, and service delivery to meet business challenges. Combining extensive experience, a full lifecycle of services and a comprehensive approach to producing IT innovations that empower positive business outcomes, Datalink delivers success across cloud IT transformation, next generation technology, and security. For more information, call 800.448.6314 or visit www.datalink.com.

About Insight

From business and government organizations to healthcare and educational institutions, Insight empowers clients with “Intelligent Technology™” solutions to realize their goals. As a Fortune 500-ranked global provider of hardware, software, cloud and service solutions, our 5,700 teammates provide clients the guidance and expertise needed to select, implement and manage complex technology solutions to drive business outcomes. Through our world-class people, partnerships, services and delivery solutions, we help businesses run smarter. Discover more at insight.com . NSIT-M

###

INSIGHT CONTACTS:	INVESTORS:
HELEN JOHNSON
Insight Enterprises
TEL. (480) 333-3234
EMAIL: HELEN.JOHNSON@INSIGHT.COM

MEDIA:
AMY PROTEXTER
Insight Enterprises
TEL. (480) 409-6710
EMAIL: AMY.PROTEXTER@INSIGHT.COM

ARIEL KOUVARAS
Sloane & Company
TEL. (212) 446-1884
EMAIL: AKOUVARAS@SLOANEPR.COM

DATALINK CONTACTS:	INVESTORS:
GREG BARNUM
Datalink Corporation
TEL. (952) 279-4816
EMAIL: GBARNUM@DATALINK.COM

MEDIA:
MATT SULLIVAN
Padilla CRT
TEL. (612) 455-1709
EMAIL: MATT.SULLIVAN@PADILLACRT.COM